FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 pwinvestor@pondel.com

ELECTRO RENT CORPORATION DECLARES SPECIAL YEAR-END CASH DIVIDEND
AND REGULAR QUARTERLY CASH DIVIDEND

VAN NUYS, Calif. – November 29, 2012 – Electro Rent Corporation (NASDAQ:ELRC) announced today that its Board of Directors has declared a special year-end cash dividend of $1.00 per common share. The special dividend will be paid on December 21, 2012 to shareholders of record as of December 10, 2012. Electro Rent also declared a regular quarterly cash dividend of $0.20 per common share. The regular quarterly dividend will be paid on December 21, 2012 to shareholders of record as of December 10, 2012.

“This special dividend continues our long-standing commitment to sharing our success with our shareholders,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “I, along with the rest of Electro Rent’s board members, believe that we can return capital to our shareholders while maintaining the balance sheet flexibility necessary to act swiftly should strategic opportunities arise.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

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Corporate Headquarters: 6060 Sepulveda Boulevard, Van Nuys, California 91411–2525 Toll Free (800) 866 – 1111 Local (818) 787 – 2100 Fax (818) 786 – 4345